                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT
                        ------------------------------

     Yankee Gas Services Company is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

     Yankee Energy Financial Services Company is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

     Yankee Energy Services Company is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name in Connecticut and New Jersey.

     NorConn Properties, Inc. is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name.

     R.M. Services, Inc. is a wholly-owned subsidiary of the registrant. It is incorporated in Connecticut and does business under its own name in Connecticut, Alaska, Arizona, California, D.C., Hawaii, Idaho, Louisiana, Michigan, Minnesota, New Jersey, South Carolina, Vermont and West Virginia; R.M. Services, Inc. does business in Colorado, Illinois, Maine, Maryland, New York, North Carolina, Ohio, Pennsylvania, Texas, and Utah under the name R.M. Connecticut Services, Inc.; in Massachusetts under the name REC Management Services; and in North Dakota under the name CT RMS, Inc.